Exhibit (a)(5)(D)

INVESTOR AND MEDIA CONTACT:

Brian Lantz

847-484-4574

brian.lantz@FBHS.com

FORTUNE BRANDS COMPLETES TENDER OFFER FOR NORCRAFT COMPANIES, INC.

DEERFIELD, Ill. – May 12, 2015 – Fortune Brands Home & Security (NYSE: FBHS) today announced the successful completion of its tender offer to purchase all outstanding shares of common stock of Norcraft Companies, Inc. (NYSE: NCFT), for a price of $25.50 per share in cash.

“The addition of Norcraft to our cabinets segment strengthens our overall product offering, rounds out our regional market penetration and enhances our frameless capabilities,” said Chris Klein, chief executive officer, Fortune Brands. “Strategic acquisitions are one component of Fortune Brands’ overall strategy to both grow the business and create incremental value for shareholders through use of our strong balance sheet and cash flow. We see many opportunities for enhanced growth by bringing these businesses together.”

The offer and withdrawal rights expired, as scheduled, on Monday, May 11, 2015 at 11:59 p.m., New York City time. The tender offer was launched on April 14, 2015, following the announcement on March 30, 2015, that Fortune Brands and Norcraft had reached agreement on the terms of a merger agreement. The acquisition of Norcraft is expected to be accretive to Fortune Brands’ earnings in 2016.

Following the expiration of the offer, approximately 14,798,762 shares of Norcraft common stock were validly tendered and not withdrawn in the offer. That amount represents approximately 78 percent of the outstanding shares of Norcraft common stock. Fortune Brands accepted for payment the shares through one of its indirect wholly-owned subsidiaries.

Fortune Brands intends to effect a merger with Norcraft pursuant to the terms of the merger agreement, which will result in Norcraft becoming an indirect wholly-owned subsidiary of Fortune Brands. In the merger, each remaining share of Norcraft common stock that was not validly tendered in the tender offer, other than shares owned by Fortune Brands or Norcraft and shares owned by any stockholder of Norcraft who was entitled to demand, and who properly demanded, appraisal rights, will be cancelled and converted into the right to receive the same $25.50 per share in cash that was paid in the tender offer.

Once the merger is completed, Fortune Brands intends to cause all shares of Norcraft common stock to be delisted from the New York Stock Exchange, and Norcraft will no longer have reporting obligations under the Securities Exchange Act of 1934, as amended.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that help fulfill the dreams of homeowners and help people feel more secure. The Company’s trusted brands include MasterBrand cabinets, Moen faucets, Therma-Tru entry door systems, and Master Lock and SentrySafe security products. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P MidCap 400 Index. For more information, please visit www.FBHS.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains certain “forward-looking statements” regarding business strategies, potential effects of past actions on future performance, the impact of acquisitions, and other matters. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “outlook,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including but not limited to those factors described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission. In addition, this press release contains certain forward-looking statements that involve risks and uncertainties associated with the transaction between Fortune Brands Home & Security, Inc. (“FBHS”) and Norcraft Companies, Inc. (“Norcraft”). These risks and uncertainties include: the impact of any failure to complete the transaction; the risk that FBHS will not realize the anticipated benefits of the transaction; and other factors beyond the companies’ control. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Additional Information

This press release is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Norcraft stock. Tahiti Acquisition Corp., an affiliate of FBHS, has filed with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Norcraft has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. These documents, as they may be amended from time to time, contain important information about the tender offer and investors and stockholders of Norcraft are strongly urged to read them carefully and in their entirety when they become available prior to making any decisions with respect to the tender offer. Norcraft stockholders are able to obtain a free copy of the Solicitation/Recommendation Statement and other documents (when they become available) at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents (when they become available) filed by an affiliate of Fortune Brands with the SEC are available to all stockholders of Norcraft free of charge at www.FBHS.com. The Solicitation/Recommendation Statement and other documents (when they become available) filed by Norcraft with the SEC are available to all stockholders of Norcraft free of charge at www.norcraftcompanies.com.

Source: Fortune Brands Home & Security, Inc.